EXHIBIT (m)(3)

EXCELSIOR FUNDS, INC.

EXCELSIOR FUNDS TRUST

CLASS C SHARES SHAREHOLDER SERVICING PLAN

This Shareholder Servicing Plan (the “Plan”) relating to Class C shares listed on Exhibit I hereto (collectively, the “Shares”) of the legal entities listed on Exhibit I (collectively, the “Company”), on behalf of each series thereof listed on Exhibit I (each a “Fund”), has been adopted by the board members of the Company (the “Board Members”).

Section 1. The Company, on behalf of the Fund, will pay to the Distributor (as defined below) and such persons as may from time to time be engaged and appointed by the Company or the Distributor to act as a shareholder servicing agent with respect to its Shares, a fee (the “Service Fee”) as compensation for the provision of personal services provided to investors in the Shares and/or the maintenance of shareholder accounts, at an annual rate not to exceed 0.25% of the Shares’ average daily net assets.

Subject to such limit and subject to the provisions of Section 6 hereof, the Service Fee shall be as approved from time to time by (a) the Board Members and (b) the Disinterested Board Members (as defined below). The Service Fee shall be accrued daily and paid monthly or at such other intervals as the Board Members shall determine. All payments under this Service Plan are intended to qualify as “service fees” as defined in Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (or any successor provision) as in effect from time to time.

Section 2. The Service Fee may be used by the Distributor, or any other recipient, for any purpose, including but not limited to (i) payment of expenses (including overhead expenses) of the Distributor or such other recipient for providing personal services to investors in the Fund and/or in connection with the maintenance of shareholder accounts, or (ii) payments made (or directed to be made) by the Distributor to any securities dealer or other organization (including, but not limited to, any affiliate of the Distributor) with which the Distributor has entered into a written agreement for this purpose, for providing personal services to investors in the Fund and/or the maintenance of shareholder accounts. The Service Fee may be in excess of the cost incurred by the Distributor or any other recipient in connection with the provision of personal services to investors in the Shares and/or the maintenance of shareholder accounts.

Section 3. Any officer designated by the Company is authorized to execute and deliver, in the name of and on behalf of the Company, a written agreement with the Distributor and one or more shareholder servicing agents in such a form as may be approved by the Board from time to time and on such additional forms of agreement as such officer deems appropriate, provided that the officer determines that the Company’s responsibility or liability to any person under, or on account of any acts or statements of any such shareholder servicing agent under, any such shareholder servicing agreement does not exceed its responsibility or liability under the form(s) approved by the Board, and provided further that such officer determines that the overall terms of any such shareholder servicing agreement are not materially less advantageous to the Company than the overall terms of the form(s) approved by the Board. In addition, the Company may, pursuant to an agreement with the Distributor, authorize the Distributor to enter into agreements on behalf of the Company with one or more shareholder servicing agents in such a form as may be approved by the Board from time to time and on such additional forms of agreement as the Distributor deems appropriate, provided that the Distributor determines that the Company’s responsibility or liability to any person under, or on account of any acts or statements of any such shareholder servicing agent under, any such shareholder servicing agreement does not exceed its responsibility or liability under the form(s) approved by the Board, and provided further that the Distributor determines that the overall terms of any such shareholder servicing agreement are not materially less advantageous to the Company than the overall terms of the form(s) approved by the Board.

Section 4. Any person authorized to direct the disposition of monies paid or payable by the Company pursuant to this Plan or any related agreement shall provide to the Board Members of the Company, and the Board Members shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 5. This Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by votes of the majority (or whatever other percentage may, from time to time, be required by Section 12(b) of the Investment Company Act of 1940, as amended (the “Act”), or the rules and regulations thereunder) of both the Board and a majority of the Disinterested Board Members, cast in person at a meeting called for the purpose of voting on this Plan.

Section 6. This Plan may not be amended to increase materially the amount of expenses permitted pursuant to Section 1 hereof without approval by a vote of at least a majority of the outstanding Shares, and all material amendments of this Plan shall be approved in the manner provided for continuation of this Plan in Section 5.

Section 7. This Plan is terminable at any time with respect to any Fund by vote of a majority of the Disinterested Board Members, or by vote of a majority of the outstanding Shares of the Fund.

Section 8. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

A. That such agreement may be terminated with respect to any class of Shares of a Fund at any time, without payment of any penalty, by vote of a majority of the Disinterested Board Members or by vote of a majority of the outstanding Shares of the Fund, on not more than 60 days’ written notice to any other party to the agreement; and

B. That such agreement shall terminate automatically in the event of its assignment.

Section 9. The Company will preserve copies of this Plan, Agreements, and any written reports regarding this Plan presented to the Board for a period of not less than six years.

Section 10. As used in this Plan, (a) the term “Disinterested Board Members” shall mean those Board Members who are not interested persons of the Company, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the Act and the rules and regulations thereunder, and the term “majority of the outstanding Shares of the Fund” shall mean the lesser of the 67% or the 50% voting requirements specified in clauses (A) and (B), respectively, of the third sentence of Section 2(a)(42) of the Act, all subject to such exemptions as may be granted by the Securities and Exchange Commission, and (c) the term “Distributor” shall mean Columbia Management Distributors, Inc. or such other person(s) as may from time to time be appointed to serve as a principal underwriter of a Fund pursuant to Section 15(b) of the 1940 Act.

Section 11. This Plan is adopted by the Board Members as Board Members of the Company, and not individually, and the obligations of the Company hereunder are not those of the Board Members, officers, representatives or agents of the Company individually, but in such capacities, and are not binding upon any of the Board Members, shareholders, officers, representatives or agents of the Company personally, but bind only the assets of the Company, and all persons dealing with a Company or Fund must look solely to the Company property belonging to such Fund for the enforcement of any claims against the Company.

EXHIBIT I

Funds	Class C Shares
Excelsior Funds, Inc.
Emerging Markets Fund	0.25%
Energy and Natural Resources Fund	0.25%
Large Cap Growth Fund	0.25%
Small Cap Fund	0.25%
Value and Restructuring Fund	0.25%
Excelsior Funds Trust
Equity Opportunities Fund	0.25%

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